                                                                    Exhibit 99.1

                  HOLLINGER INTERNATIONAL INC. AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                           DECEMBER 31, 2004 AND 2003
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                          2004              2003
                                                                                                      -----------       -----------
                                                                                                                          RESTATED
                                             ASSETS

Current assets:
   Cash and cash equivalents ...................................................................      $   395,926       $    66,589
   Short-term investments ......................................................................          532,050            19,400
   Accounts receivable, net of allowance for doubtful accounts of $13,187 in 2004 and $16,501 in
   2003 ........................................................................................          161,401           155,645
   Inventories .................................................................................           12,319            10,340
   Amounts due from related parties ............................................................               --            37,424
   Escrow deposits and restricted cash .........................................................            5,789            16,718
   Assets of operations to be disposed of ......................................................               --           146,041
   Other current assets ........................................................................           16,642            17,312
                                                                                                      -----------       -----------
Total current assets ...........................................................................        1,124,127           469,469
Loan to affiliate ..............................................................................           25,457            22,131
Investments ....................................................................................           33,184           113,988
Property, plant and equipment, net of accumulated depreciation .................................          209,303           223,991
Intangible assets, net of accumulated amortization of $34,894 in 2004 and $44,664 in 2003 ......          101,339           107,490
Goodwill .......................................................................................          185,779           180,436
Prepaid pension benefit ........................................................................           94,541            88,705
Non-current assets of operations to be disposed of .............................................               --           490,299
Deferred financing costs and other assets ......................................................           27,079           129,206
                                                                                                      -----------       -----------
Total assets ...................................................................................      $ 1,800,809       $ 1,825,715
                                                                                                      ===========       ===========
                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Current installments of long-term debt ......................................................      $    12,305       $     2,031
   Accounts payable and accrued expenses .......................................................          208,176           179,859
   Dividends payable ...........................................................................          231,226             4,379
   Amounts due to related parties ..............................................................            8,173             7,625
   Income taxes payable and other tax liabilities ..............................................          689,728           462,574
   Liabilities of operations to be disposed of .................................................               --           169,723
   Deferred revenue ............................................................................           15,504            20,757
                                                                                                      -----------       -----------
Total current liabilities ......................................................................        1,165,112           846,948
Long-term debt, less current installments ......................................................            2,053           308,168
Deferred income taxes and other tax liabilities ................................................          348,867           294,244
Non-current liabilities of operations to be disposed of ........................................               --           250,917
Other liabilities ..............................................................................          102,746            92,257
                                                                                                      -----------       -----------
Total liabilities ..............................................................................        1,618,778         1,792,534
                                                                                                      -----------       -----------
Minority interest ..............................................................................           29,845            28,255
                                                                                                      -----------       -----------
Stockholders' equity:
Class A common stock, $0.01 par value. Authorized 250,000,000 shares; 88,008,022 shares issued and 75,687,055 shares outstanding in 2004; and 84,899,751 shares issued and 72,578,784 shares
   outstanding in 2003 .........................................................................              880               849
Class B common stock, $0.01 par value. Authorized 50,000,000 shares; 14,990,000 shares issued
   and outstanding in 2004 and 2003 ............................................................              150               150
Additional paid-in capital .....................................................................          492,329           444,826
Accumulated other comprehensive income (loss):
   Cumulative foreign currency translation adjustment ..........................................           36,069           (53,246)
   Unrealized gain on marketable securities ....................................................            3,343            11,175
   Minimum pension liability adjustment ........................................................          (17,956)          (46,419)
Accumulated deficit ............................................................................         (213,820)         (203,600)
                                                                                                      -----------       -----------
                                                                                                          300,995           153,735
Class A common stock in treasury, at cost -- 12,320,967 shares in 2004 and 2003 ................         (148,809)         (148,809)
                                                                                                      -----------       -----------
Total stockholders' equity .....................................................................          152,186             4,926
                                                                                                      -----------       -----------
Total liabilities and stockholders' equity .....................................................      $ 1,800,809       $ 1,825,715
                                                                                                      ===========       ===========

                  HOLLINGER INTERNATIONAL INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             2004            2003            2002
                                                                                          ---------       ---------       ---------
OPERATING REVENUES:
   Advertising .....................................................................      $ 428,641       $ 410,883       $ 390,617
   Circulation .....................................................................        102,528          98,220         100,291
   Job printing ....................................................................         17,194          15,698          13,819
   Other ...........................................................................          5,575           6,530           6,677
                                                                                          ---------       ---------       ---------
   Total operating revenues ........................................................        553,938         531,331         511,404
OPERATING COSTS AND EXPENSES:
   Newsprint .......................................................................         75,463          71,919          65,355
   Compensation ....................................................................        233,401         224,681         207,779
   Other operating costs ...........................................................        223,346         221,550         179,549
   Depreciation ....................................................................         20,887          22,826          21,910
   Amortization ....................................................................         11,852          16,354          17,151
                                                                                          ---------       ---------       ---------
   Total operating costs and expenses ..............................................        564,949         557,330         491,744
                                                                                          ---------       ---------       ---------
OPERATING INCOME (LOSS) ............................................................        (11,011)        (25,999)         19,660
                                                                                          ---------       ---------       ---------
OTHER INCOME (EXPENSE):
   Interest expense ................................................................        (19,084)        (29,377)        (57,341)
   Amortization of deferred financing costs ........................................           (780)         (1,503)         (5,585)
   Interest and dividend income ....................................................         19,876          22,886          15,109
   Other income (expense), net .....................................................       (116,068)         78,110        (168,086)
                                                                                          ---------       ---------       ---------
Total other income (expense) .......................................................       (116,056)         70,116        (215,903)
                                                                                          ---------       ---------       ---------
Earnings (loss) from continuing operations before income taxes and minority interest       (127,067)         44,117        (196,243)
Income taxes .......................................................................         35,650         128,001          37,390
Minority interest ..................................................................          1,185           5,325           2,167
                                                                                          ---------       ---------       ---------
Loss from continuing operations ....................................................       (163,902)        (89,209)       (235,800)
                                                                                          ---------       ---------       ---------
Discontinued operations (net of income taxes):
     Earnings from operations of business segments disposed of .....................          2,171          14,901           5,171
     Gain from disposal of business segments .......................................        396,399              --              --
                                                                                          ---------       ---------       ---------
     Earnings from discontinued operations .........................................        398,570          14,901           5,171
                                                                                          ---------       ---------       ---------
Net earnings (loss) ................................................................      $ 234,668       $ (74,308)      $(230,629)
                                                                                          =========       =========       =========
Basic and diluted earnings per share:
   Weighted average shares outstanding .............................................         90,486          87,311          96,066
                                                                                          =========       =========       =========
   Loss from continuing operations .................................................      $   (1.81)      $   (1.02)      $   (2.45)
   Earnings from discontinued operations ...........................................           4.40            0.17            0.05
                                                                                          ---------       ---------       ---------
   Net earnings (loss) .............................................................      $    2.59       $   (0.85)      $   (2.40)
                                                                                          =========       =========       =========

                  HOLLINGER INTERNATIONAL INC. AND SUBSIDIARIES
       CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                 (IN THOUSANDS)

                                                                                                 2004          2003          2002
                                                                                              ---------     ---------     ---------
Net earnings (loss) ......................................................................    $ 234,668     $ (74,308)    $(230,629)
Other comprehensive income (loss):
Foreign currency translation adjustments, net of a related tax provision of $176 (2003 -
  $1,526; 2002- $2,374) ..................................................................      (24,796)      (24,275)       43,481
Reclassification adjustment for realized foreign exchange losses upon the substantial
  reduction of net investment in foreign operations ......................................      114,111            --        78,217
                                                                                              ---------     ---------     ---------
                                                                                                 89,315       (24,275)      121,698
                                                                                              ---------     ---------     ---------
Unrealized gain on marketable securities arising during the year, net of a related tax provision of $2,250 and minority interest of nil (2003 -- net of a related tax provision of $3,952 and minority interest of $2,053; 2002 -- net of a related tax provision of
  $1,510 and minority interest of $615) ..................................................        3,993        13,872         4,451
Reclassification adjustment for realized (gains) losses reclassified out of accumulated other comprehensive income (loss), net of a related tax benefit of $3,544 and recovery of minority interest of $1,665 (2003 -- net of a related tax benefit of $842 and
  recovery on minority interest of $193; 2002 -- net of a related tax provision of $530)        (11,825)       (2,003)        1,301
                                                                                              ---------     ---------     ---------
                                                                                                 (7,832)       11,869         5,752
                                                                                              ---------     ---------     ---------
Minimum pension liability adjustment, net of a related tax provision of $797 and minority interest of $119 (2003 -- net of a related tax provision of $101 and minority
  interest of $11; 2002 -- net of a related tax benefit of $15,852) ......................       28,463        (1,710)      (27,737)
                                                                                              ---------     ---------     ---------
                                                                                                109,946       (14,116)       99,713
                                                                                              ---------     ---------     ---------
Comprehensive income (loss) ..............................................................    $ 344,614     $ (88,424)    $(130,916)
                                                                                              =========     =========     =========

                  HOLLINGER INTERNATIONAL INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                  (IN THOUSANDS)


                                                                 ACCUMULATED     RETAINED
                                        COMMON      ADDITIONAL      OTHER        EARNINGS                    ISSUED
                                        STOCK        PAID-IN    COMPREHENSIVE  (ACCUMULATED    TREASURY     SHARES IN
                                     CLASS A & B     CAPITAL    INCOME (LOSS)    DEFICIT)       STOCK         ESCROW        TOTAL
                                     -----------     -------    -------------    --------       -----         ------        -----
                                                                                 RESTATED                                  RESTATED
Balance at January 1, 2002 .......    $   1,118     $ 554,392     $(174,087)    $ 155,784     $(132,896)    $ (58,655)    $ 345,656
Stock options exercised ..........            1           814            --            --            --            --           815
Class A Common Stock issued ......            3         3,429            --            --            --            --         3,432
Dividends payable in cash -- Class
  A and Class B, $0.41 per share .           --            --            --       (28,566)           --            --       (28,566)
Dividends on redeemable preferred
  stock ..........................           --            --            --          (196)           --            --          (196)
Minimum pension liability
  adjustment .....................           --            --       (27,737)           --            --            --       (27,737)
In-kind dividends ................           --         4,376            --        (4,376)           --            --            --
Translation adjustments ..........           --           (71)      121,698            --            --            --       121,627
Change in unrealized gain on
  securities, net ................           --            --         5,752            --                          --         5,752
Net loss .........................           --            --            --      (230,629)           --            --      (230,629)
Escrow shares on Total Return
  Equity Swap ....................           31        30,032            --            --            --       (26,050)        4,013
Payout of Total Return Equity Swap          (69)      (72,152)           --            --            --        78,079         5,858
Escrow shares cancelled ..........          (76)      (82,016)           --            --        (6,626)        6,626       (82,092)
Transfer to treasury .............           --           438            --            --          (438)           --            --
                                      ---------     ---------     ---------     ---------     ---------     ---------     ---------
Balance at December 31, 2002 .....        1,008       439,242       (74,374)     (107,983)     (139,960)           --       117,933
Stock options exercised ..........           11        12,104            --            --            --            --        12,115
Purchase of Class A Common Stock .           --            --            --            --        (8,849)           --        (8,849)
Stock-based compensation .........           --         6,722            --            --            --            --         6,722
Dividends payable in cash -- Class
  A and Class B, $0.20 per share .           --            --            --       (17,403)           --            --       (17,403)
Minimum pension liability
  adjustment .....................           --            --        (1,710)           --            --            --        (1,710)
Translation adjustments ..........           --          (668)      (24,275)           --            --            --       (24,943)
Change in unrealized gain on
  securities, net ................           --            --        11,869            --            --            --        11,869
Net loss .........................           --            --            --       (74,308)           --            --       (74,308)
In-kind dividends ................           --         3,906            --        (3,906)           --            --            --
Redemption of Class A Common
  Stock ..........................          (20)      (16,480)           --            --            --            --       (16,500)
                                      ---------     ---------     ---------     ---------     ---------     ---------     ---------
Balance at December 31, 2003 .....          999       444,826       (88,490)     (203,600)     (148,809)           --         4,926
Stock options exercised ..........           31        36,915            --            --            --            --        36,946
Stock-based compensation .........           --        10,588            --            --            --            --        10,588
Dividends payable in cash -- Class
  A and Class B, $2.70 per share .           --            --            --      (244,888)           --            --      (244,888)
Minimum pension liability
  adjustment .....................           --            --        28,463            --            --            --        28,463
Translation adjustments ..........           --            --        89,315            --            --            --        89,315
Change in unrealized gain on
  securities, net ................           --            --        (7,832)           --            --            --        (7,832)
Net earnings .....................           --            --            --       234,668            --            --       234,668
                                      ---------     ---------     ---------     ---------     ---------     ---------     ---------
Balance at December 31, 2004 .....    $   1,030     $ 492,329     $  21,456     $(213,820)    $(148,809)    $      --     $ 152,186
                                      =========     =========     =========     =========     =========     =========     =========

                  HOLLINGER INTERNATIONAL INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
                                 (IN THOUSANDS)

                                                                                           2004            2003            2002
                                                                                       -----------     -----------     -----------
CASH FLOWS FROM CONTINUING OPERATING ACTIVITIES:
   Net earnings (loss) ............................................................    $   234,668     $   (74,308)    $  (230,629)
   Earnings from discontinued operations ..........................................       (398,570)        (14,901)         (5,171)
                                                                                       -----------     -----------     -----------
   Loss from continuing operations ................................................       (163,902)        (89,209)       (235,800)
   Adjustments to reconcile loss from continuing operations to net cash provided by
     (used in) continuing operating activities:
   Depreciation and amortization ..................................................         32,739          39,180          39,061
   Deferred income taxes ..........................................................         19,708          41,964          54,983
   Amortization of deferred financing costs .......................................            780           1,503           5,585
   Minority interest ..............................................................          1,185           5,325           2,167
   Premium on debt extinguishments ................................................         50,617          19,657          27,126
   Equity in losses of affiliates, net of dividends received ......................          3,321           2,373             907
   Gain on sales of investments ...................................................         (1,709)         (3,578)             --
   Loss (gain) on sales of property, plant and equipment ..........................        (45,915)            156          (5,375)
   Write-down of investments ......................................................            365          14,496          40,536
   Write-down of property, plant and equipment ....................................             --           5,622              --
   Non-cash portion of losses on Total Return Equity Swap .........................             --              --           9,106
   Non-cash portion of foreign currency (gain) loss, net ..........................          1,866        (107,638)         77,936
   Non-cash interest income .......................................................         (7,967)         (8,110)         (5,888)
   Other ..........................................................................         16,719          19,446         (23,976)
   Changes in assets and liabilities, net of dispositions:
     Accounts receivable ..........................................................          1,706          (1,317)          5,546
     Inventories ..................................................................         (1,971)           (651)          9,393
     Prepaid expenses and other current assets ....................................         (2,493)         (2,323)           (464)
     Accounts payable and accrued expenses ........................................         47,737          21,317         (28,842)
     Income taxes payable and other tax liabilities ...............................         30,229          96,650           7,282
     Deferred revenue and other ...................................................         (3,135)        (10,114)          8,963
                                                                                       -----------     -----------     -----------
Cash provided by (used in) continuing operating activities ........................        (20,120)         44,749         (11,754)
                                                                                       -----------     -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property, plant and equipment ......................................        (31,571)         (9,314)        (17,932)
   Proceeds from sale of property, plant and equipment ............................         87,207             338          10,063
   Purchase  of investments and other non-current assets ..........................         (4,052)        (26,197)        (11,401)
   Purchase of short-term investments, net ........................................       (512,650)        (19,400)             --
   Proceeds on disposal of investments and other assets ...........................        143,706          31,929             915
   Proceeds from the sale of newspaper operations, net of cash disposed ...........      1,204,036              --              --
   Other ..........................................................................            589              68           1,869
                                                                                       -----------     -----------     -----------
Cash provided by (used in) investing activities ...................................        887,265         (22,576)        (16,486)
                                                                                       -----------     -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayment of debt and premium on debt extinguishment ...........................       (346,618)       (525,955)       (369,204)
   Proceeds from bank and other debt ..............................................             --              --         315,000
   Proceeds from issuance of notes ................................................             --              --         300,000
   Payment of debt issue costs ....................................................             --              --         (15,704)
   Cash settlement of Total Return Equity Swap ....................................             --              --        (100,000)
   Change in borrowings with related parties ......................................         21,020         (49,053)         26,298
   Escrow deposits and restricted cash ............................................         10,929         529,234        (533,404)
   Net proceeds from issuance of equity securities ................................         36,946          12,115           4,247
   Repurchase of common shares ....................................................             --          (8,849)             --
   Dividends paid .................................................................        (17,940)        (17,403)        (28,762)
   Other ..........................................................................             --          (4,328)         (1,767)
                                                                                       -----------     -----------     -----------
Cash used in financing activities .................................................       (295,663)        (64,239)       (403,296)
                                                                                       -----------     -----------     -----------
Net cash provided by (used in) discontinued operations ............................       (250,887)          6,796          54,976
                                                                                       -----------     -----------     -----------
     Effect of exchange rate changes on cash ......................................          8,742           6,049           5,906
                                                                                       -----------     -----------     -----------
Net increase (decrease) in cash and cash equivalents ..............................        329,337         (29,221)       (370,654)
Cash and cash equivalents at beginning of year ....................................         66,589          95,810         466,464
                                                                                       -----------     -----------     -----------
Cash and cash equivalents at end of year ..........................................    $   395,926     $    66,589     $    95,810
                                                                                       ===========     ===========     ===========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

        All amounts relate to continuing operations unless noted otherwise.

OVERVIEW

         The Company's business is concentrated in the publishing, printing and distribution of newspapers and includes the Chicago Group and the Canadian Newspaper Group. The Chicago Group represents approximately 83.8% of the Company's revenues for the year ended December 31, 2004 and includes the Chicago Sun-Times, Post Tribune, Daily Southtown and other city and suburban newspapers in the Chicago metropolitan area. The Canadian Newspaper Group represents approximately 16.2% of the Company's revenue for the year ended December 31, 2004 and consists primarily of its magazine and business information group and community newspapers in western Canada, the major portion of which are held through the Company's approximately 87% interest in Hollinger L.P.

        As discussed in Item 1 - Business, the Company completed the sale of the Telegraph Group on July 30, 2004. The sale of the Telegraph Group represented a disposition of substantially all of the operations of the U.K. Newspaper Group. On December 15, 2004, the Company sold The Jerusalem Post and its related publications, which represented substantially all of the operations of the Community Group. In this annual report, the results of operations and financial condition of the Telegraph Group and The Jerusalem Post are reported for all periods presented as discontinued operations. See Note 3 to the consolidated financial statements. Consequently, the following discussion and analysis of the Company's financial condition and results of operations do not reflect the businesses sold.

         The Company's revenues are primarily derived from the sale of advertising space within the Company's publications. Advertising revenue accounted for approximately 77% of the Company's consolidated revenues for the year ended December 31, 2004. Advertising revenue is largely comprised of three primary sub-groups: retail, national and classified. Changes in advertising revenue are heavily correlated to the changes in economic conditions in general and in individual business sectors. Advertising revenue is subject to changes in the economy on both a national and local level. The Company's advertising revenue experiences seasonality with the third quarter typically being the lowest and the fourth quarter being the highest. Advertising revenue is recognized upon publication of the advertisement.

        Approximately 19% of the Company's revenues for the year ended December 31, 2004, were generated by circulation of the Company's publications. This includes sales of publications to individuals on a single copy or subscription basis and to sales outlets, which then re-sell the publications. The Company recognizes circulation revenue from subscriptions on a straight-line basis over the subscription term and single-copy sales at the time of distribution. The Company also generates revenues from job printing and other activities which are recognized upon delivery.

        Significant expenses for the Company are compensation and newsprint. Compensation expense, which includes benefits, was approximately 41% of the Company's total operating costs for the year ended December 31, 2004. Compensation costs are recognized as employment services are rendered. Newsprint costs represented approximately 13% of the Company's total operating costs for the year ended December 31, 2004. Newsprint prices are subject to fluctuation as newsprint is a commodity and can vary significantly from period to period. Newsprint costs are recognized upon consumption.

        Management fees paid to Ravelston, RMI and other affiliated entities and costs related to corporate aircraft were incurred at the corporate level and allocated to the operating segments in 2003 and prior periods. The two aircraft were grounded prior to 2004 and consequently, no costs were allocated to the operating segments in 2004. With the termination of the management services agreements effective June 1, 2004 and the sale of one aircraft and lease cancellation of the other, similar charges are not expected to be incurred in future periods. However, litigation against the Company is in process related to the lease cancellation. See Note 23 to the consolidated financial statements. Management fees and aircraft costs incurred during the year ended December 31, 2003 were approximately $26.0 million and $4.6 million, respectively, of which $9.3 million and $1.2 million, respectively, were allocated to the Telegraph Group and The Jerusalem Post and, accordingly, reflected in discontinued operations. Upon completion of the move of the Company's accounting and finance functions to Chicago from Toronto during 2005, the Company estimates that annualized compensation costs of employees engaged in activities formerly provided under management services agreements with RMI and its affiliates will be approximately $6.0 million.

        The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries and other controlled entities. The Company's interest in Hollinger L.P. was 87% at December 31 in each of the years 2004, 2003 and 2002. All significant intercompany balances and transactions have been eliminated in consolidation.

     DEVELOPMENTS SINCE DECEMBER 31, 2004

        The following events may impact the Company's consolidated financial statements for periods subsequent to those covered by this report.

        Additional costs of approximately $22.4 million have been incurred through June 30, 2005 related to those activities described under "Significant Transactions in 2004 - Disputes, Investigations and Legal Proceedings with Former Executive Officers and Certain Current and Former Directors."

        On January 18, 2005, the Company paid a special dividend of $2.50 per share on the Company's Class A and Class B Common Stock as declared by the Board of Directors to holders of record on January 3, 2005, in an aggregate amount of approximately $226.7 million. On January 27, 2005, the Board of Directors declared a second special dividend of $3.00 per share paid on the Company's Class A and Class B Common Stock on March 1, 2005 to holders of record of such shares on February 14, 2005, in an aggregate amount of approximately $272.0 million. Following the special dividends in 2005, pursuant to the underlying stock option plans, the outstanding grants under the Company's stock incentive plans, including the Deferred Stock Units ("DSU's"), have been adjusted to take into account this return of cash to existing stockholders and its effect on the per share price of the Company's Class A Common Stock.

        On January 26, 2005, the Company issued 105,500 DSU's and on March 14, 2005, the Company issued 20,000 DSU's that vest in 25% increments on each annual anniversary date with immediate vesting upon: a change in control as defined in the agreement; retirement (with certain restrictions); death or permanent disability. These DSU's will be expensed ratably over the vesting period.

        On March 31, 2005, the Company notified the SEC of the termination of registration of the 9% Senior Notes due 2010 (the "Senior Notes"). See Note 25 to the consolidated financial statements.

        On March 31, 2005 and June 23, 2005, the Board of Directors declared a regular quarterly dividend in the amount of $0.05 per share, paid on the Company's Class A and Class B Common Stock on April 20, 2005 and July 15, 2005 to stockholders of record on April 8, 2005 and July 1, 2005, respectively.

        On May 3, 2005, certain of the Company's current and former independent directors agreed to settle claims brought against them in Cardinal Value Equity Partners, L.P. v. Black, et al. The settlement provides for $50.0 million to be paid to the Company. The settlement, which is conditioned upon funding of the settlement amount by proceeds from certain of the Company's directors and officers liability insurance policies is also subject to court approval. See "Item 3 Legal Proceedings - Stockholder Derivative Litigation".

        On May 13, 2005, Black commenced a lawsuit in Delaware Chancery Court seeking reimbursement of approximately $6.8 million in legal fees and expenses allegedly incurred for one law firm representing Black in connection with investigations by the U.S. Department of Justice and the SEC, as well as in connection with a civil fraud lawsuit initiated by the SEC against Black and others. See "Item 3 Legal Proceedings - Black v. Hollinger International Inc., filed on May 13, 2005".

        In May 2005, Hollinger L.P. declared a special dividend of approximately $91.8 million to its unitholders largely from the proceeds of the CanWest Exchange Offer. See Note 5 to the consolidated financial statements. Approximately 13% (or $12.0 million) of this dividend was paid to the minority unitholders.

     SIGNIFICANT TRANSACTIONS IN 2004

        Disputes, Investigations and Legal Proceedings with Former Executive Officers and Certain Current and Former Directors -- The Company is involved in a series of disputes, investigations and legal proceedings relating to transactions between the Company and certain former executive officers and certain current and former directors of the Company and their affiliates. The potential impact of these disputes, investigations and legal proceedings on the Company's financial condition and results of operations cannot currently be estimated. Costs incurred as a result of the investigation of the Special Committee and related litigation involving Black, Radler and others are reflected in "Other operating costs" in the Consolidated Statements of Operations. These costs primarily consist of legal and other professional fees. The legal fees include those incurred directly by the Special Committee in its investigation, the costs of litigation initiated by the Special Committee on behalf of the Company, costs to defend the Company from litigation brought by the Company's direct and indirect controlling shareholders and various former members of the Company's management and Board of Directors following the Special Committee's findings and the Company's actions in November 2003, costs to defend the court order in the January 2004 SEC action against challenges by Hollinger Inc., costs of cooperating with the various government agencies investigating the matters discussed in the Report, and attorneys' and other professional fees advanced by the Company to various current and former Company officers, directors and employees, as provided for by the Company's by-laws, subject to the undertaking of the recipients to repay the fees advanced should it ultimately be determined by the courts that they were not entitled to be indemnified.

        The aforementioned costs amounted to approximately $60.1 million for the year ended December 31, 2004, as further discussed below, in addition to $10.1 million of costs incurred for the year ended December 31, 2003. The costs of $60.1 million for the year ended December 31, 2004 include approximately $26.6 million in costs and expenses arising from the Special Committee's work. These amounts include the fees and costs of the Special Committee's members, counsel, advisors and experts, including but not limited to fees and expenses of (i) conducting the investigation, (ii) preparing the Report, (iii) preparing, filing and pursuing litigation on behalf of the Company seeking more than $500 million in damages arising out of the actions of the Company's controlling stockholders and other current and former officers and directors of the Company, (iv) defending the Court Order in the January 2004 SEC Action against challenges by Hollinger Inc.; (v) defending and defeating the counterclaims of Hollinger Inc. and Black in the Delaware Litigation; (vi) defending and defeating the anti-suit injunction motion and appeal brought by Ravelston and its affiliates in Canada to prevent prosecution in the United States of the Company's claims; and (vii) cooperating with various government agencies investigating the conduct that is the subject of the Report.

        In addition to the costs for the Special Committee's work, the Company has incurred other legal costs and other professional fees of $15.5 million for the year ended December 31, 2004. The legal and other professional fees are primarily comprised of costs to defend the Company in litigation that has arisen as a result of the issues the Special Committee has investigated, including costs to defend the counterclaims of Hollinger Inc. and Black in the Delaware litigation.

        The Company has also incurred legal fees and costs of approximately $18.0 million for the year ended December 31, 2004 that the Company has been required to advance to indemnified parties, including the indirect controlling stockholders and their affiliates and associates who are defendants in the litigation brought by the Company. As a result of the Delaware Supreme Court's April 19, 2005 affirmation of the Chancery Court's finding that Black repeatedly breached his fiduciary duty, the Company believes Black is obligated to repay the Company all amounts advanced to him relating to this, and potentially other, proceedings. Recoverability of such amounts, totaling approximately $5.8 million as of December 31, 2004, is uncertain and have not been recognized.

        During 2003, the Company received from its former executive officers a total of $1.2 million in restitution in accordance with the terms of an agreement. Through December 31, 2004, the Company was paid additional amounts in restitution totaling $30.3 million, excluding interest, in accordance with the terms of the agreement. These amounts were reflected in the Company's Consolidated Statement of Operations for the year ended December 31, 2003 as "Other income (expense), net".

        On April 27, 2004, the Company reached a settlement with Atkinson, a former director and officer of the Company. The terms of the settlement are subject to approval by the Delaware Chancery Court. Under the settlement with the Company, Atkinson agreed to pay the Company all the proceeds of the "non-competition" and certain incentive payments he received plus interest, which totaled approximately $2.8 million. Prior to the end of December 2003, Atkinson paid the Company $0.4 million. Atkinson exercised his vested options and the option proceeds of $4.0 million were deposited pursuant to an escrow agreement and are reflected as restricted cash on the Consolidated Balance Sheet as of December 31, 2004. Upon the Delaware Chancery Court's approval of the settlement agreement, the Company will receive $2.4 million and Atkinson will receive the remainder. The Company recorded approximately $1.7 million of this settlement, excluding interest, in the second quarter of 2004 which is included in "Other income (expense), net" in the accompanying Consolidated Statement of Operations for the year ended December 31, 2004.

        Sale of the Telegraph Group -- As part of the Strategic Process, on July 30, 2004, the Company completed the sale of the Telegraph Group for L729.6 million in cash (or approximately $1,323.9 million at an exchange rate of $1.8145 to L1 as of the date of sale). This price was subject to adjustment depending on actual working capital of the businesses sold and the amount of U.K. Newspaper Group tax losses ultimately surrendered to the purchaser, but such adjustment was not material (less than one-half of one percent of the purchase price). The sale of the Telegraph Group represented a disposition of substantially all of the operations of the U.K. Newspaper Group.

The Telegraph Group has been reported as discontinued operations and the remaining, immaterial components of the U.K. Newspaper Group are reflected in the Investment and Corporate Group segment for all periods presented. The consolidated financial statements for all periods have been revised to reflect this treatment. See Note 3 to the consolidated financial statements.

        On July 30, 2004, the Company used approximately $213.4 million of the proceeds from the sale of the Telegraph Group to repay in full all amounts outstanding under its Senior Credit Facility with Wachovia Bank, N.A. (the "Senior Credit Facility") and terminated all derivatives related to that facility. In addition, the Company paid costs of approximately $2.1 million for premiums and fees related to the early repayment of the facility and $32.3 million, including $29.7 million previously recognized in mark-to-market adjustments, to cancel the related derivatives. The Senior Credit Facility and related items were previously reflected as obligations of the U.K. Newspaper Group and are included in discontinued operations.

        Retirement of 9% Senior Notes -- In June 2004, the Company commenced a tender offer and consent solicitation to retire all of the 9% Senior Notes. Approximately 97% of the principal amount of the 9% Senior Notes were tendered. The Company used approximately $341.2 million of the proceeds from the sale of the Telegraph Group to purchase and retire the 9% Senior Notes tendered and related expenses. The tender closed on August 2, 2004. In September 2004, the Company retired an additional $3.4 million in principal amount of the 9% Senior Notes. The cost of the early retirement of the 9% Senior Notes is approximately $60.4 million, consisting of a premium for early retirement, derivative cancellation fees and related fees. The cost has been reflected in "Other income (expense) -- net" for the year ended December 31, 2004. See " -- Liquidity and Capital Resources."

        Declaration of Special and Regular Dividends -- On December 16, 2004, from the proceeds of the sale of the Telegraph Group, the Board of Directors declared a special dividend of $2.50 per share on the Company's Class A and Class B Common Stock paid on January 18, 2005 to holders of record of such shares on January 3, 2005, in an aggregate amount of approximately $226.7 million. On January 27, 2005, the Board of Directors declared a second special dividend of $3.00 per share on the Company's Class A and Class B Common Stock paid on March 1, 2005 to holders of record of such shares on February 14, 2005, in an aggregate amount of approximately $272.0 million. The Board of Directors believes that following the special dividends, the Company will have sufficient liquidity to fund its operations and obligations and to avail itself of strategic opportunities. Following the special dividends in 2005, the outstanding grants under the Company's stock incentive plans, including the DSU's, have been adjusted to take into account this return of cash to existing stockholders and its effect on the per share price of the Company's Class A Common Stock. On December 16, 2004, the Board of Directors also declared a regular quarterly dividend in the amount of $0.05 per share on the Company's Class A and Class B Common Stock which was paid on January 18, 2005.

        The Chicago Sun-Times Circulation Overstatement -- On June 15, 2004, the Company announced that the Audit Committee was conducting an internal review into practices that resulted in the overstatement of circulation figures for the Chicago Sun-Times. On October 5, 2004, the Company announced the results of this internal review. The review by the Audit Committee determined that weekday and Sunday average circulation of the Chicago Sun-Times, as reported in the audit reports issued by the ABC commencing in 1998, had been overstated. The Audit Committee found no overstatement of Saturday circulation data. The inflated circulation figures were submitted by the Company to ABC, which then reported these figures in its annual audit report issued with respect to the Chicago Sun-Times.

        Inflation of the Chicago Sun-Times single-copy circulation began modestly and increased over time. In the most recent report of the Chicago Sun-Times circulation published by ABC, which covered the period ended March 2003, the average single-copy circulation was found by the Audit Committee to have been overstated by approximately 50,000 weekday copies and 17,000 Sunday copies. The inflation of circulation continued to grow during the twelve-month period ended March 28, 2004, but these circulation figures were not included in an ABC audit report.

        The Chicago Sun-Times announced a plan intended to make restitution to its advertisers for losses associated with the overstatements in the ABC circulation figures. To cover the estimated cost of restitution and settlement of related lawsuits filed against the Company, the Company recorded pre-tax charges of approximately $24.1 million in 2003 and approximately $2.9 million in 2004. The Company evaluates the adequacy of the reserve on a regular basis and believes the reserve to be adequate as of December 31, 2004. See " -- Risk Factors" in Item 1.

        The Audit Committee also conducted a Company-wide review and found that certain circulation inflation practices were employed at two other of its Chicago area newspapers, the Daily Southtown and The Star. Since the inflation practices at the Daily Southtown and The Star began in mid-2003, none of the inflated circulation figures have been reported publicly in ABC circulation audit reports. The overstatement practices have been discontinued at these newspapers, and the Company does not expect the practices at these newspapers will have a material impact on the Company. Circulation inflation practices were also found at The Jerusalem Post, which was sold in December 2004. See "Sale of The Jerusalem Post" following.

        The Company has implemented procedures to help ensure that similar circulation overstatements do not occur in the future. See "Item 9A -- Controls and Procedures."

        Disposition of Interest in Trump Joint Venture -- On June 21, 2004, the Company entered into an agreement to sell its 50% interest in a joint venture for the development of the property on which a portion of the Chicago Sun-Times operations was then situated. Immediately prior to the sale of the interest in the joint venture, the Company contributed to the joint venture its property in downtown Chicago where the Chicago Sun-Times had conducted its editorial, pre-press, marketing, sales and administrative activities. Under the terms of the agreement, the Company received $4.0 million upon entering into the agreement and the balance of approximately $66.7 million, net of closing costs and adjustments, was received in cash at closing on October 15, 2004. As a result, the Company recognized a gain before taxes of approximately $44.2 million in 2004, which is included in "Other operating costs" in the accompanying Consolidated Statements of Operations.

        As a result of the decision to sell its interest in the joint venture and related real estate, the Chicago Sun-Times entered into an operating lease for new office space. The new lease is for 15 years and will have an average annual expense of approximately $2.7 million. The Chicago Sun-Times relocated to the new office space in the fourth quarter of 2004 resulting in capital expenditures of approximately $17.6 million through December 31, 2004. See " -- Liquidity and Capital Resources -- Capital Expenditures."

        Hollinger L.P. Tender Offer -- On August 6, 2004, the Toronto Stock Exchange ("TSX") suspended the listing of the units of Hollinger L.P. since the general partner of Hollinger L.P. does not have at least two independent directors as required by TSX listing requirements. On August 5, 2004, the Company expressed an interest in pursuing a tender for the units of Hollinger L.P. not held by affiliates of the Company. An independent committee of the general partner of Hollinger L.P., consisting of the sole independent director, was formed and it retained independent legal counsel and financial advisors. Continuing liquidity for minority unit holders during the tender process has been provided through a listing of the units on a junior board of the TSX Venture Exchange. On December 10, 2004, it was announced that the Company would not pursue the tender until such time as Hollinger L.P. is current in its financial statement filings. On August 5, 2005, the units were delisted from the TSX and are now listed on the NEX, which is a separate board of the TSX.

        CanWest Debentures -- In November 2000, the Company and Hollinger L.P., received approximately Cdn.$766.8 million aggregate principal amount of 12 1/8% Fixed Rate Subordinated Debentures due November 15, 2010 (the "CanWest Debentures") issued by a wholly-owned subsidiary of CanWest called 3815668 Canada Inc. (the "Issuer"). The CanWest Debentures were guaranteed by CanWest and were issued to the Company and Hollinger L.P. in partial payment for the sale of certain Canadian newspaper and Internet assets to CanWest. In 2001, the Company and Hollinger L.P. sold participations of approximately Cdn.$756.8 million (US$490.5 million) principal amount of the CanWest Debentures to a special purpose trust (the "Participation Trust"). Notes of the Participation Trust, denominated in U.S. dollars (the "Trust Notes"), were in turn issued and sold by the Participation Trust to third parties. As a result of the periodic interest payments on the CanWest Debentures made in kind in 2002, 2003 and 2004 and a partial redemption by the Issuer of the CanWest Debentures in 2003, as of September 30, 2004, there was outstanding approximately Cdn.$889.5 million aggregate principal amount of CanWest Debentures. The Company and Hollinger L.P. were the record owners of all of these CanWest Debentures, but as of September 30, 2004, beneficially owned only approximately Cdn.$4.7 million and Cdn.$83.8 million principal amount, respectively, of CanWest Debentures, with the balance beneficially owned by the Participation Trust.

        On October 7, 2004, the Company agreed, under the terms of an agreement with CanWest the purpose of which was to facilitate the refinancing by CanWest of the existing CanWest Debentures with newly issued debentures through an exchange offer (the "CanWest Exchange Offer"), to sell to CanWest for cash all of the CanWest Debentures beneficially owned by the Company upon the completion of the CanWest Exchange Offer. The CanWest Exchange Offer was completed on November 18, 2004. The Company received approximately $133.6 million in respect of CanWest Debentures and residual interest in the Participation Trust that was attributable to foreign currency exchange. The CanWest Exchange Offer resulted in the exchange of all outstanding Trust Notes issued by the Participation Trust with debentures issued by a wholly-owned subsidiary of CanWest and the unwinding of the Participation Trust. As a result, the Company's exposure to foreign exchange fluctuations under the Participation Trust was eliminated at that date. The Company was also relieved of the requirement to maintain cash on hand to satisfy needs of the Participation Trust, which removed the restrictions on $16.7 million held as restricted cash. The Company recognized a loss on the settlement of the Participation Trust in 2004 of approximately $30.9 million largely due to foreign currency gains recognized in prior years which were not ultimately realized. See Note 5 to the consolidated financial statements and " -- Liquidity and Capital Resources - Off Balance Sheet Arrangements" following.

        Sale of The Jerusalem Post -- On December 15, 2004, the Company announced that, as part of the Strategic Process, it had completed the sale of The Palestine Post Limited. That company is the publisher of The Jerusalem Post, The Jerusalem Report and related publications. The transaction involved the sale by the Company of its debt and equity interests in The Palestine Post Limited for $13.2 million. The sale of The Palestine Post Limited represented a disposition of substantially all of the remaining operations of the Community Group. Beginning in the fourth quarter of 2004, The Jerusalem Post is reported as discontinued operations and the remaining, immaterial components of the Community Group are reflected in the Investment and Corporate Group segment. The consolidated financial statements for all periods have been revised to reflect this treatment. See Note 3 to the consolidated financial statements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        The preparation of the Company's consolidated financial statements requires it to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to areas that require a significant level of judgment or are otherwise subject to an inherent degree of uncertainty. These areas include bad debts, goodwill, intangible assets, income taxes, pensions and other post-retirement benefits, contingencies and litigation. The Company bases its estimates on historical experience, observance of trends in particular areas, information available from outside sources and various other assumptions that are believed to be reasonable under the circumstances. Information from these sources form the basis for making judgments about the carrying values of assets and liabilities that may not be readily apparent from other sources. Actual amounts may differ from these estimates under different assumptions or conditions.

        The Company believes the following critical accounting policies reflect the more significant judgments and estimates used in the preparation of the consolidated financial statements.

   Accruals for Contingent Tax Liabilities

      At December 31, 2004, the Company's Consolidated Balance Sheet includes $867.5 million of accruals intended to cover contingent liabilities for taxes and interest it may be required to pay in various tax jurisdictions. A substantial portion of the accruals relates to the tax treatment of gains on the sale of a portion of the Company's non-U.S. operations. The accruals to cover contingent tax liabilities also relate to management fees, "non-competition" payments and other items that have been deducted in arriving at taxable income, which deductions may be disallowed by taxing authorities. If those deductions were to be disallowed, the Company would be required to pay additional taxes and interest since the dates such taxes would have been paid had the deductions not been taken. The Company may also be subject to penalties. The ultimate resolution of these tax contingencies will be dependent upon a number of factors, including discussions with taxing authorities and the nature, extent and timing of any restitution or reimbursement received by the Company.

      The Company believes that the accruals that have been recorded are adequate to cover the tax contingencies. If the ultimate resolution of the tax contingencies is more or less favorable than what has been assumed by management in determining the accruals, the accruals may ultimately be excessive or inadequate in amounts that are not presently determinable, but such amounts may be material to the Company's consolidated financial position, results of operations, and cash flows.

   Allowance for Doubtful Accounts

      The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. If the financial condition of customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances could be required.

   Potential Impairment of Goodwill

      The Company has significant goodwill recorded in its accounts. The Company is required to determine at least annually, whether or not there has been any permanent impairment in the value of these assets. Certain indicators of potential impairment that could impact the Company's reporting units include, but are not limited to, the following: (i) a significant long-term adverse change in the business climate that is expected to cause a substantial decline in advertising spending, (ii) a permanent significant decline in a reporting unit's newspaper readership, (iii) a significant adverse long-term negative change in the demographics of a reporting unit's newspaper readership and (iv) a significant technological change that results in a substantially more cost effective method of advertising than newspapers.

   Valuation Allowance -- Deferred Tax Assets

      The Company records a valuation allowance to reduce the deferred tax assets to the amount which, the Company estimates, is more likely than not to be realized. While the Company has considered future taxable income and ongoing tax planning strategies in assessing the need for the valuation allowance, if the Company were to determine that it would be able to realize deferred tax assets in the future in excess of the net recorded amount, the resulting adjustment to deferred tax assets would increase net earnings in the period such a determination was made. Similarly, should the Company determine that it would not be able to realize all or part of the deferred tax assets in the future, an adjustment to deferred tax assets would decrease net earnings in the period that such a determination was made.

   Defined Benefit Pension Plans

      The Company sponsors several defined benefit pension and post-retirement benefit plans for domestic and foreign employees. These defined benefit plans include pension and post-retirement benefit obligations, which are calculated based on actuarial valuations. In determining these obligations and related expenses, key assumptions are made concerning expected rates of return on plan assets and discount rates. In making these assumptions, the Company evaluates, among other things, input from actuaries, expected long-term market returns and current high-quality bond rates. The Company will continue to evaluate the expected long-term rates of return on plan assets and discount rates at least annually and make adjustments as necessary, which could change the pension and post-retirement obligations and expenses in the future.

      Unrecognized actuarial gains and losses are recognized by the Company over a period of approximately 12 years, which represents the weighted-average remaining service life of the employee group. Unrecognized actuarial gains and losses arise from several factors including experience, changes in assumptions and from differences between expected returns and actual returns on assets. At the end of 2004, the Company had unrecognized net actuarial losses of $76.5 million. These unrecognized amounts could result in an increase to pension expense in future years depending on several factors, including whether such losses exceed the corridor in accordance with SFAS No. 87, "Employers' Accounting for Pensions" ("SFAS No. 87").

      The estimated accumulated benefit obligations for the defined benefit plans exceeded the fair value of the plan assets at December 31, 2004, 2003 and 2002. During 2004, 2003 and 2002, excluding discontinued operations, non-cash charges of $3.9 million ($2.9 million, net of tax and minority interest), $1.6 million ($1.7 million, net of tax and minority interest) and $21.8 million ($12.4 million, net of tax), respectively, was recorded in other comprehensive loss for the increase in minimum pension liability. Similar charges may be required in future years as the impact of changes in global capital markets and interest rates on the value of the Company's pension plan assets and obligations is measured.

      During 2004, the Company made contributions of $4.8 million to defined benefit pension plans. Global capital market and interest rate fluctuations could impact future funding requirements for such plans. If the actual operation of the plans differs from the assumptions, additional Company contributions may be required. If the Company is required to make significant contributions to fund the defined benefit pension plans, reported results could be adversely affected, and the Company's cash flow available for other uses would be reduced.

RESTATEMENTS AND RECLASSIFICATIONS

    As described in footnote 6 to "Item 6 - Selected Financial Data" and Note 2 to the consolidated financial statements, the Company has restated certain of the financial data for prior periods. The following discussion and analysis of results of operations and financial condition is based on such restated financial data. As previously stated, all amounts relate to continuing operations unless otherwise noted.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

      The following table sets forth, for the Company's segments and for the periods indicated, certain items and related percentage relationships derived from the Consolidated Statements of Operations.


                                                                                 YEAR ENDED DECEMBER 31,
                                                                                 -----------------------
                                                    2004            2003             2002          2004         2003         2002
                                                    ----            ----             ----          ----         ----         ----
                                                           (DOLLARS IN THOUSANDS)                           (PERCENTAGE)
Operating revenues:
  Chicago Group ..........................       $ 464,439        $ 450,789        $ 441,778        83.8%        84.8%        86.4%
  Canadian Newspaper Group ...............          89,499           80,542           69,626        16.2         15.2         13.6
                                                 ---------        ---------        ---------       -----        -----        -----
Total operating revenues .................       $ 553,938        $ 531,331        $ 511,404       100.0%       100.0%       100.0%
                                                 =========        =========        =========       =====        =====        =====
Operating income (loss):
  Chicago Group ..........................       $  96,420        $  24,358        $  38,640
  Canadian Newspaper Group ...............           4,091           (4,983)             605
  Investment and Corporate Group .........        (111,522)         (45,374)         (19,585)
                                                 ---------        ---------        ---------
Total operating income (loss) ............       $ (11,011)       $ (25,999)       $  19,660
                                                 ---------        ---------        ---------

                                                                                                  YEAR ENDED DECEMBER 31,
                                                                                                  -----------------------
                                                                                            2004           2003            2002
                                                                                            ----           ----            ----
                                                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
  Advertising ......................................................................     $ 428,641       $ 410,883       $ 390,617
  Circulation ......................................................................       102,528          98,220         100,291
  Job printing .....................................................................        17,194          15,698          13,819
  Other ............................................................................         5,575           6,530           6,677
                                                                                         ---------       ---------       ---------
Total operating revenues ...........................................................       553,938         531,331         511,404
Operating costs and expenses .......................................................       532,210         518,150         452,683
Depreciation and amortization ......................................................        32,739          39,180          39,061
                                                                                         ---------       ---------       ---------
Operating income (loss) ............................................................       (11,011)        (25,999)         19,660
Interest expense ...................................................................       (19,084)        (29,377)        (57,341)
Amortization of deferred financing costs ...........................................          (780)         (1,503)         (5,585)
Interest and dividend income .......................................................        19,876          22,886          15,109
Other income (expense), net ........................................................      (116,068)         78,110        (168,086)
                                                                                         ---------       ---------       ---------
Earnings (loss) from continuing operations before income taxes and minority interest      (127,067)         44,117        (196,243)
Income taxes .......................................................................        35,650         128,001          37,390
Minority interest ..................................................................         1,185           5,325           2,167
                                                                                         ---------       ---------       ---------
Loss from continuing operations ....................................................      (163,902)        (89,209)       (235,800)
                                                                                         ---------       ---------       ---------
Discontinued operations:
    Earnings from operations of business segments disposed of (net of income taxes)          2,171          14,901           5,171
    Gain from disposal of business segments (net of income taxes) ..................       396,399              --              --
                                                                                         ---------       ---------       ---------
    Earnings from discontinued operations (net of income taxes) ....................       398,570          14,901           5,171
                                                                                         ---------       ---------       ---------
Net earnings (loss) ................................................................     $ 234,668       $ (74,308)      $(230,629)
                                                                                         =========       =========       =========
Loss per share from continuing operations ..........................................     $   (1.81)      $   (1.02)      $   (2.45)
                                                                                         =========       =========       =========
Net earnings (loss) per share ......................................................     $    2.59       $   (0.85)      $   (2.40)
                                                                                         =========       =========       =========

   2004 COMPARED WITH 2003

   Loss from Continuing Operations

      Loss from continuing operations in 2004 amounted to $163.9 million, or a loss of $1.81 per share compared to a loss of $89.2 million in 2003, or a $1.02 loss per share. During 2004 and 2003, the Company incurred costs of $60.1 million and $10.1 million, respectively, with respect to Special Committee costs which include legal and other costs incurred directly by the Special Committee in its investigation, the costs of litigation initiated by the Special Committee on behalf of the Company, costs to defend the Company from litigation that has arisen as a result of the issues that the Special Committee has investigated and fees paid by the Company as a result of indemnifications of current and former officers and directors. The Company also incurred costs of approximately $60.4 million related to the premiums, derivative termination fees and other costs to purchase and retire the 9% Senior Notes in 2004, recognized a loss of $30.9 million on settlement of the Participation Trust and recognized a gain on sale of assets of $44.8 million. During 2003, the Company also had a number of significant infrequent and unusual items, including costs on the early retirement of debt of $37.3 million, restitution and settlement costs of $24.1 million, gains related to the Participation Trust, of $111.3 million and income from settlements with former directors and officers of $31.5 million all on a before tax basis.

   Operating Revenues and Operating Loss

      Operating revenues and operating loss in 2004 were $553.9 million and $11.0 million, respectively, compared with operating revenues of $531.3 million and an operating loss of $26.0 million in 2003. The increase in operating revenues of $22.6 million over the prior year is a reflection of an increase in advertising revenues at the Chicago Group and the Canadian Newspaper Group. The $15.0 million decrease in operating loss in 2004 is primarily due to a decrease in RMI management fees and aircraft costs of $19.2 million, an increase of $45.0 million in gains on the sale of assets, including the Trump joint venture, a decrease in circulation restitution expenses of $21.2 million, partially offset by an increase in the above referenced costs incurred with respect to the Special Committee of $50.0 million, $5.4 million of insurance premiums related to coverage of directors and officers liability for prior periods, increased stock-based compensation expense of $3.9 million, increases in other corporate legal and professional fees of $7.4 million and a write-off of $1.8 million of intangible assets, while the revenue increase was partially offset by increases in other operating expenses.

   Operating Costs and Expenses and Depreciation and Amortization

      Total operating costs and expenses in 2004 increased by $7.6 million to $564.9 million from $557.3 million in 2003. The increase is primarily related to an increase in the above referenced costs incurred with respect to the Special

Committee of $50.0 million and other corporate legal and professional fees of $7.4 million, increased compensation expense of $8.7 million, including increased stock-based compensation of $3.9 million, increases in operating expenses associated with increased operating revenues, including newsprint of $3.5 million, $5.4 million for the previously mentioned insurance premiums and an increase of approximately $6.4 million to increase ongoing directors and officers coverage, and higher insurance premiums generally, partially offset by the decrease in management fees of approximately $16.2 million and corporate aircraft costs of $3.0 million, increased gains on the sale of assets of $45.0 million, decreased expense related to Chicago Sun-Times circulation restitution of $21.2 million, and a decrease in depreciation and amortization expense of $6.4 million, largely resulting from intangibles which became fully amortized at the end of 2003 or during 2004.

   Interest Expense

      Interest expense was $19.1 million and $29.4 million in 2004 and 2003, respectively. The decrease in interest expense largely reflects the retirement of the 9% Senior Notes and related derivatives.

   Interest and Dividend Income

      Interest and dividend income in 2004 was $19.9 million compared with $22.9 million in 2003. This decrease is largely due to $7.1 million in interest recognized on settlements from former officers and directors in 2003 partially offset by income earned on cash invested from the sale of the Telegraph Group.

   Other Income (Expense), Net

      Other income (expense), net, in 2004 worsened by $194.2 million to a net expense of $116.1 million from income of $78.1 million in 2003, primarily due to costs associated with the retirement of the Company's 9% Senior Notes of $60.4 million, representing an increase in the cost of debt retirement on the 9% Senior Notes of $23.1 million as compared to the debt retired in 2003, a loss on settlement of the Participation Trust of $30.9 million, representing a deterioration of $143.4 million as compared to the $112.5 million in gains related to the Participation Trust in 2003, a decrease in settlements with former directors and officers of $29.8 million, and an increase in losses on sales of publishing interests, net of $12.8 million, partially offset by lower asset and investment write-downs of $19.8 million. See Note 19 to the consolidated financial statements.

   Income Taxes

      Income taxes were $35.7 million and $128.0 million in 2004 and 2003, respectively. The Company's income tax expense varies substantially from the U.S. Federal statutory rate primarily due to provisions for contingent liabilities to cover additional taxes and interest the Company may be required to pay in various tax jurisdictions, changes in the valuation allowance for deferred tax assets and the impact of intercompany and other transactions between U.S. and foreign entities. Provisions related to contingent liabilities to cover additional taxes and interest that may be payable amounted to $44.1 million in 2004 and $108.2 million in 2003. In both years, the Company recorded changes in the valuation allowance related to its deferred tax assets to give effect to its assessment of the prospective realization of certain future tax benefits. The valuation allowance was increased by $38.6 million in 2004 and decreased by $12.3 million in 2003. The intercompany and other transactions resulted in an expense of $17.6 million in 2004 and a benefit of $1.2 million in 2003. See Note 20 to the Company's consolidated financial statements.

   Minority Interest

      Minority interest in 2004 totaled $1.2 million compared to $5.3 million in 2003. Minority interest primarily represents the minority share of net earnings of Hollinger L.P. The decrease in 2004 is due to the lower operating results of Hollinger L.P., primarily due to decreased foreign currency gains mainly from the Participation Trust, partially offset by foreign exchange gains due to the strengthening of the Canadian dollar.

   Discontinued Operations

      The Company completed the sale of the Telegraph Group on July 30, 2004. On December 15, 2004, the Company completed the sale of the Palestine Post Limited. These disposals have been recorded as discontinued operations in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets" ("SFAS No. 144"), for all the periods presented. See Note 3 to the consolidated financial statements and "Sale of the Telegraph Group" and "Sale of The Jerusalem Post" under the heading Significant Transactions in 2004.

   2003 COMPARED  WITH 2002

   Loss from Continuing Operations

      The loss from continuing operations for the year ended December 31, 2003 amounted to $89.2 million or a loss of $1.02 per diluted share compared to a loss from continuing operations of $235.8 million for the year ended December 31, 2002 or a loss of $2.45 per diluted share. The losses in 2003 and 2002 included a large number of infrequent and unusual items as discussed below.

   Operating Revenues and Operating Income (Loss)

      Operating revenues and operating loss in 2003 were $531.3 million and $26.0 million, respectively, compared with operating revenues of $511.4 million and operating income of $19.7 million, respectively, in 2002. The increase in operating revenues of $19.9 million was principally due to an increase in revenue at both the Chicago and Canadian Newspaper Groups. The decrease in operating income of $45.7 million was largely due to costs of $24.1 million related to circulation restitution at the Chicago Sun-Times for previous overstatements of circulation levels, an increase in expenses related to stock-based compensation of $6.7 million and the costs related to the Special Committee investigation and related litigation of $10.1 million.

   Operating Costs and Expenses

      Operating costs and expenses increased by $65.6 million to $557.3 million in 2003 from $491.7 million in 2002. The increase in total operating costs was principally due to the increase in stock-based compensation of $6.7 million, the previously described costs of approximately $10.1 million related to the Special Committee investigation and related litigation, approximately $24.1 million of costs related to circulation restitution at the Chicago Sun-Times and increased management fees and aircraft costs of $3.1 million. In addition, there were increases in operating expenses associated with increased revenues, including newsprint of $6.6 million and compensation expense in Chicago Group and Canada Group of $9.4 million. These costs were partially offset by the reversal of excess accruals for provisions for doubtful accounts at the Chicago Group of approximately $5.0 million.

   Interest Expense

      Interest expense totaled $29.4 million and $57.3 million for the years ended December 31, 2003 and 2002, respectively. Interest expense in 2003 included the mark-to-market losses on the value of the interest rate swaps on the 9% Senior Notes entered into in January 2003. In 2003, the mark-to-market valuation of these swaps resulted in an expense of $5.6 million. Excluding the impact of the mark-to-market valuation of these swaps, interest expense reflected lower average interest rates on long-term debt for 2003. The effective rate of interest on the 9% Senior Notes was reduced through the use of a fixed to floating interest rate swap on $250.0 million of the 9% Senior Notes. In addition, the 9.25% Senior Subordinated Notes were retired in January 2003, resulting in lower interest expense in 2003.

   Interest and Dividend Income

      Interest and dividend income was $22.9 million in 2003 compared with $15.1 million in 2002. The increase of $7.8 million arose primarily from approximately $7.1 million of interest that accrued on amounts receivable identified in the Restructuring Agreement. This increase was partially offset as the Company ceased recognizing interest on amounts due from CanWest, pending resolution of the arbitration (See Note 23 to the consolidated financial statements), and reflected lower average cash deposits throughout 2003.

   Other Income (Expense), Net

      Other income (expense), net in 2003 was income of $78.1 million compared to a net expense of $168.1 million in 2002. Included in the income in 2003 was the write-off of deferred financing costs and premiums paid of $37.3 million on the redemption of the Company's 9.25% Senior Subordinated Notes in January 2003. The Company also recognized write-downs of approximately $6.8 million relating to the FDR Collection, a collection of Franklin D. Roosevelt correspondence and artifacts, (see Note 19 to the consolidated financial statements), $7.7 million in write-downs of investments and $5.6 million write-down of property, plant and equipment. These costs were partially offset by $31.5 million of restitution received or receivable from certain current or former officers and directors of the Company under the terms of the Restructuring Agreement. Of these amounts, $1.2 million was received in 2003 and the remaining $30.3 million has been collected in 2004. The recovery of $602,500 from Boultbee has not been recognized in the Company's consolidated financial statements and is a component of a lawsuit pending before the courts. For 2002, the other expense, net of $168.1 million primarily consisted of the write-down of investments of $40.5 million, the loss of $15.2 million related to the total return equity swap and losses incurred on the early extinguishment of debt of approximately $35.5 million. See Note 19 to the consolidated financial statements.

      Also included in Other income (expense), net is the net effect of foreign currency gains and losses, which, in 2003, amounted to net foreign currency gains of $111.3 million compared with net foreign currency losses of $79.5 million in 2002. Foreign exchange gains on the Participation Trust obligations were $122.3 million and were primarily responsible for the net gain in 2003, while losses of $78.2 million on the substantial liquidation of the Company's investment in the Canadian Newspaper Group accounted for the major portion of the loss in 2002.

   Income Taxes

      Income tax expense in 2003 was $128.0 million compared to an expense of $37.4 million in 2002. In both 2003 and 2002, income tax expense varies substantially from the U.S. federal statutory rate primarily due to provisions for contingent liabilities to cover additional taxes and interest that the Company may be required to pay in various tax jurisdictions. Such provisions amounted to $108.2 million in 2003 and $45.3 million in 2002. In both years, the Company recorded changes in the valuation allowance related to its deferred tax assets to give effect to its assessment of the prospective realization of certain future tax benefits. The valuation allowance was decreased by $12.2 million in 2003 and increased by $17.4 million in 2002. Also in 2002, the Company recorded a provision of $38.9 million for the tax impacts of the disposition and liquidation of its Canadian operations. See Note 20 to the Company's consolidated financial statements.

   Minority Interest

      Minority interest in 2003 was $5.3 million compared to $2.2 million in 2002. Minority interest represents the minority share of net earnings of Hollinger L.P. The increase primarily reflected the minority interest's share of foreign exchange gains in Hollinger L.P. relating to the exchange exposure to the Participation Trust, as a result of the strengthening of the Canadian dollar.

   Change in Accounting Principle

      The transitional provisions of SFAS No. 142 required the Company to assess whether goodwill was impaired as of January 1, 2002. The fair values of the Company's reporting units are determined primarily using a multiple of maintainable normalized cash earnings. As a result of this transitional impairment test, and based on the methodology adopted, the Company determined that the carrying amount of The Jerusalem Post properties was in excess of its estimated fair value. Accordingly, the value of goodwill attributable to The Jerusalem Post was written down in its entirety. The write-down of $20.1 million (net of tax of $nil) was reflected in the Consolidated Statement of Operations as of January 1, 2002 as "Earnings from operations of business segments disposed of". The Company determined that the fair value of each of the other reporting units was in excess of its respective carrying amount, both on adoption and at year end for purposes of the annual impairment test. See Note 1(j) to the consolidated financial statements herein.

   Discontinued Operations

      See Note 3 to the consolidated financial statements and "Sale of the Telegraph Group" and "Sale of The Jerusalem Post" under the heading "Item 7 - Management's Discussion and Analysis of Financial Condition - Significant Transactions in 2004".

   SEGMENT RESULTS

      The Company divides its business into three principal segments; the Chicago Group, the Canadian Newspaper Group, and the Investment and Corporate Group.

      Below is a discussion of the results of operations of the Company by segment.

   CHICAGO GROUP

      The following table sets forth, for the Chicago Group, for the periods indicated, certain results of operations and percentage relationships.

                                                                                   YEAR ENDED DECEMBER 31,
                                                                                   -----------------------
                                                       2004           2003           2002            2004        2003         2002
                                                       ----           ----           ----            ----        ----         ----
                                                              (DOLLARS IN THOUSANDS)                          (PERCENTAGE)
Operating revenues:
   Advertising .................................     $362,355       $352,029       $341,262          78.0%        78.1%        77.2%
   Circulation .................................       90,024         86,532         89,427          19.4         19.2         20.2

   Job printing and other ......................       12,060         12,228         11,089           2.6          2.7          2.6
                                                     --------       --------       --------         -----        -----        -----
Total operating revenues .......................      464,439        450,789        441,778         100.0        100.0        100.0
                                                     --------       --------       --------         -----        -----        -----
Operating costs:
   Newsprint ...................................       67,823         65,109         60,146          14.6         14.4         13.6
   Compensation ................................      174,009        170,483        170,895          37.5         37.8         38.7
   Other operating costs .......................       95,662        155,141        136,099          20.6         34.5         30.8
   Depreciation ................................       18,673         19,344         18,847           4.0          4.3          4.3
   Amortization ................................       11,852         16,354         17,151           2.5          3.6          3.9
                                                     --------       --------       --------         -----        -----        -----
Total operating costs and expenses .............      368,019        426,431        403,138          79.2         94.6         91.3
                                                     --------       --------       --------         -----        -----        -----
Operating income ...............................     $ 96,420       $ 24,358       $ 38,640          20.8%         5.4%         8.7%
                                                     ========       ========       ========         =====        =====        =====

   2004 Compared with 2003

      Operating revenues for the Chicago Group were $464.4 million in 2004 compared to $450.8 million in 2003, an increase of $13.6 million.

      Advertising revenue was $362.4 million in 2004 compared with $352.0 million in 2003, an increase of $10.3 million. The increase was a result of higher revenue in retail advertising of $4.8 million and national advertising of $5.6 million.

      Circulation revenue was $90.0 million in 2004 compared with $86.5 million in 2003, an increase of $3.5 million. The increase in circulation revenue is attributable to the single copy price increase at the Chicago Sun-Times which took effect in April 2004 as the increase in price more than offset the decline in volume attributable to the price increase. The single copy price was increased $0.15 from $0.35 to $0.50. The volume decline related to the circulation overstatement had no impact on circulation revenue. Job printing and other revenue was generally comparable between years amounting to $12.1 million in 2004 compared with $12.2 million in 2003.

        The inflation of circulation figures revealed though the Company's investigation concluded that the inflation of circulation figures did not result in the misstatement of circulation revenues recognized by the Chicago Group. See discussion of "Other operating costs", below and "Significant Transactions in 2004 -- The Chicago Sun-Times Circulation Overstatement."

      Total operating costs and expenses were $368.0 million in 2004 compared with $426.4 million in 2003, a decrease of $58.4 million. This decrease is largely reflective of the decrease in other operating costs as discussed below.

      Newsprint expense in 2004 was $67.8 million compared with $65.1 million in 2003, an increase of $2.7 million. Total newsprint consumption decreased approximately 8% with the average cost per tonne of newsprint approximately 10% higher in 2004. Declines in consumption reflect the cessation of practices relating to the overstatement of circulation and consequent reduction resulting from the printing of excessive copies of certain publications, principally the Chicago Sun-Times, as well as volume declines primarily resulting from the single copy price increase.

      Compensation costs in 2004 were $174.0 million compared with $170.5 million in 2003, an increase of $3.5 million. The increase is largely due to wage increases in the editorial area and approximately $1.1 million in higher benefit costs.

      Other operating costs were $95.7 million in 2004, compared with $155.1 million in 2003, a decrease of $59.5 million. The decrease is reflective of a $44.2 million gain on the sale of assets related to the Trump joint venture, lower circulation restitution expenses of $21.2 million and a reduction in RMI management fees and aircraft costs of $8.2 million, somewhat offset by increases in severance expense of $1.2 million, increased marketing and promotional spending of $6.0 million to support the Chicago Sun-Times' single copy price increase, increased circulation and distribution costs of $2.6 million, a write-off of intangible assets of $1.8 million and an increase of $3.0 million in insurance costs, primarily director and officer and property insurance.

      Depreciation and amortization expense was $30.5 million in 2004 compared with $35.7 million in 2003. The decrease, primarily in amortization expense, reflects certain non-compete intangible assets that were fully amortized at the end of 2003.

      Operating income totaled $96.4 million in 2004 compared with $24.4 million in 2003, an increase of $72.1 million. The increases reflect the previously noted higher revenues combined with the lower other operating costs and depreciation and amortization expenses, partially offset by the increases in newsprint and compensation expenses.

   2003 Compared with 2002

      Operating revenues for the Chicago Group were $450.8 million in 2003 compared to $441.8 million in 2002, an increase of $9.0 million.

      Advertising revenue was $352.0 million in 2003 compared with $341.3 million in 2002, an increase of $10.8 million or 3.2%. The overall increase was largely a result of higher advertising revenue in retail advertising of $5.7 million and national advertising of $3.5 million.

      Circulation revenue was $86.5 million in 2003 compared with $89.4 million in 2002, a decrease of $2.9 million. The decline in circulation revenue was attributable primarily to volume declines in the single copy market. Sunday single copy sales declined and, although the volume of Sunday home delivery increased, the increased volume was achieved at discounted price levels.

      Total operating costs in 2003 were $426.4 million compared with $403.1 million in 2002, an increase of $23.3 million. The increase is largely reflective of increases in other operating costs and newsprint expense as discussed below.

      Newsprint expense was $65.1 million for 2003, compared with $60.1 million in 2002, an increase of $5.0 million or 8.3%. Total newsprint consumption in 2003 increased approximately 4% compared with 2002, and the average cost per tonne of newsprint in 2003 was approximately 7% higher than in 2002. Reflected in newsprint costs for 2003 was a favorable recovery against a previously recorded allowance for unusable newsprint, which reduced newsprint expense by $2.2 million.

      Compensation costs in 2003 were $170.5 million compared with $170.9 million in 2002, a decrease of $0.4 million. In 2003, labor cost savings were achieved in production and circulation with the implementation of new technology and further consolidation of the distribution network. These declines were partially offset by a 3% increase in employee benefit costs.

      Other operating costs in 2003 were $155.1 million compared with $136.1 million in 2002, an increase of $19.0 million. In 2003, the Chicago Group recorded costs of $24.1 million for restitution to and settlement of litigation with advertisers as a result of the overstatement of circulation levels in the current and prior years and in 2002, the Chicago Group incurred $0.5 million in pre-operating costs from the start-up of the new printing facility. Other operating costs, excluding those items, decreased in 2003 primarily as a result of a decrease in the provisions for doubtful accounts. During 2003, the Chicago Group updated underlying assumptions used for estimating its allowance for doubtful accounts and determined it could reduce the allowance by approximately $5.0 million. This reduction was partially offset by cost increases due to the launch of a free distribution newspaper during the fourth quarter of 2002 and increases in insurance costs. These increases were partially offset by savings achieved in facilities rental and a reduction in distribution costs.

      Depreciation and amortization in 2003 was $35.7 million compared with $36.0 million in 2002, a reduction of $0.3 million.

      Operating income in 2003 was $24.4 million compared with $38.6 million in 2002, a decrease of $14.3 million. The change reflected the combined impact of the items noted above.

   CANADIAN NEWSPAPER GROUP

      The following table sets forth, for the Canadian Newspaper Group, for the periods indicated, certain results of operations and percentage relationships.

                                                                                 YEAR ENDED DECEMBER 31,
                                                                                 -----------------------
                                                     2004            2003           2002            2004         2003          2002
                                                     ----            ----           ----            ----         ----          ----
                                                           (DOLLARS IN THOUSANDS)                           (PERCENTAGE)
Operating revenues:
  Advertising ................................     $ 66,286       $ 58,854        $ 49,355          74.1%        73.1%         70.9%
  Circulation ................................       12,504         11,688          10,864          14.0         14.5          15.6
  Job printing and other .....................       10,709         10,000           9,407          11.9         12.4          13.5
                                                   --------       --------        --------         -----        -----         -----
Total operating revenues .....................       89,499         80,542          69,626         100.0        100.0         100.0
                                                   --------       --------        --------         -----        -----         -----
Operating costs:
  Newsprint ..................................        7,640          6,810           5,210           8.5          8.5           7.5

  Compensation ...............................       40,890         43,511          33,713          45.7         54.0          48.4
  Other operating costs ......................       35,163         33,648          28,797          39.3         41.8          41.3
  Depreciation ...............................        1,715          1,556           1,301           1.9          1.9           1.9
                                                   --------       --------        --------         -----        -----         -----
Total operating costs and expenses ...........       85,408         85,525          69,021          95.4        106.2          99.1
                                                   --------       --------        --------         -----        -----         -----
Operating income (loss) ......................     $  4,091       $ (4,983)       $    605           4.6%        (6.2)%         0.9%
                                                   ========       ========        ========         =====        =====         =====

   2004 Compared with 2003

      Operating revenues in the Canadian Newspaper Group in 2004 were $89.5 million compared with $80.5 million in 2003. The increase in revenue was primarily a reflection of the strengthening Canadian dollar against the U.S. dollar. In addition, there was an increase in advertising revenue in local currency of approximately Cdn.$4.0 million primarily due to growth of the economy in general. Circulation levels remained relatively constant in 2004 compared to 2003.

      The operating income of the Canadian Newspaper Group was $4.1 million in 2004 compared to an operating loss of $5.0 million in 2003. This improvement was primarily the result of the $9.0 million increase in operating revenues. Total operating costs decreased approximately $0.1 million compared to 2003, primarily due to a decrease in compensation costs of $2.6 million as the result of lower pension and post-retirement obligation expense. These obligations relate to pension and post-retirement liabilities to retired employees not assumed by the purchasers of the related businesses when those businesses were sold in prior years. The decrease in compensation expense was partially offset by an increase in other operating expenses of approximately $1.5 million, primarily due to exchange rate effects, higher legal and consulting fees, and an increase in newsprint expense of approximately $0.8 million, partially offset by a decrease in RMI management fees of $2.7 million. The effect of the increase in foreign exchange rates on operating costs approximated its impact on revenue.

      The Canadian Newspaper Group has experienced an increase in competition over the last two years in certain markets where the Company has publications. This did not have a significant effect on results in 2004 and 2003, but may become a factor in the future as competing newspaper groups are aggressively entering markets, both where the Company publishes and where it does not currently publish.

   2003 Compared with 2002

      Operating revenues in the Canadian Newspaper Group in 2003 were $80.5 million compared with $69.6 million in 2002. The increase in revenue was primarily a reflection of the strengthening Canadian dollar against the U.S. dollar, although there were increases of approximately Cdn.$3.1 million in revenue. During 2003, advertising revenue was higher primarily due to growth of the economy in general. This growth was partly offset by a reduction of advertising during the fourth quarter in the automobile sector. Circulation levels remained relatively constant in 2003 compared to 2002.

      The operating loss of the Canadian Newspaper Group was $5.0 million in 2003 compared to operating income of $0.6 million in 2002. The 2003 results for the Canadian Newspaper Group included an increase in pension and post-retirement obligation expense of Cdn.$5.8 million primarily relating to liabilities to retired employees not assumed by the purchasers of the related businesses when those businesses were sold in prior years. In addition, the cost of newsprint increased slightly, but this was partially offset by a decrease in the amount of newsprint used. The effect of the increase in foreign exchange rates on operating costs was approximately offset by the increase in revenue. Other operating costs in 2002 includes a gain on sale of assets of $2.7 million.

   INVESTMENT AND CORPORATE GROUP

      The following table sets forth, for the Investment and Corporate Group, for the periods indicated, certain results of operations items.

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                         -----------------------
                                                                           2004                    2003                      2002
                                                                           ----                    ----                      ----
                                                                                              (IN THOUSANDS)
Operating costs:
   Compensation .........................................               $  18,502                $  10,687                $   3,171
   Other operating costs ................................                  92,521                   32,761                   14,652
   Depreciation .........................................                     499                    1,926                    1,762
                                                                        ---------                ---------                ---------
Total operating costs and expenses ......................                 111,522                   45,374                   19,585
                                                                        ---------                ---------                ---------
Operating loss ..........................................               $(111,522)               $ (45,374)               $ (19,585)
                                                                        =========                =========                =========

   2004 Compared with 2003

      Operating costs and expenses of the Investment and Corporate Group were $111.5 million in 2004 compared with $45.4 million in 2003. Included in costs for the Investment and Corporate Group in 2004 and 2003 was $60.1 million and $10.1 million, respectively, relating to the investigation and review being conducted by the Special Committee and related litigation. These costs were reflected as other operating costs in the Company's Consolidated Statements of Operations. Included in the $60.1 million and $10.1 million are legal fees and other professional fees related to the Special Committee investigation and related litigation and legal fees of approximately $18.0 million and $1.6 million, respectively, advanced by the Company on behalf of current and former directors and officers. The Company also incurred stock-based compensation charges of approximately $10.6 million and $6.7 million in 2004 and 2003, respectively. These costs were largely incurred as a result of modifications made to options granted to individuals that lengthened the period of time that their options would be exercisable after their employment with the Company was terminated and the impact of options repriced in prior years. The extensions were generally granted to allow for a 30-day exercise period commencing once the Company again becomes current with its reporting requirements under the Exchange Act. See Note 16 to the consolidated financial statements. The remaining increase in operating costs and expenses in 2004 versus 2003 is largely due to additional insurance premiums of $5.4 million to cover prior periods, additional director and officer premiums of $3.4 million, increases in other legal and professional fees of $7.4 million and increases in corporate staffing costs of $3.9 million, somewhat offset by a decrease in management fees of $6.4 million and corporate aircraft costs of $1.9 million.

      The Company terminated the management services agreements with RMI, Moffat and Black-Amiel effective June 1, 2004. The Company proposed to pay, and accrued fees totaling approximately $0.5 million for the five-month period ended June 1, 2004. See "Overview" for additional discussion related to management fees.

   2003 Compared with 2002

      Operating costs and expenses of the Investment and Corporate Group were $45.4 million in 2003 compared with $19.6 million in 2002, an increase of $25.8 million. Included in the costs for the Investment and Corporate Group in 2003 was $10.1 million relating to the investigation and review being conducted by the Special Committee and related litigation. These costs were reflected as other operating costs in the Company's Consolidated Statement of Operations. Included in the $10.1 million are legal fees and other professional fees related to the Special Committee investigation including related litigation and legal fees of approximately $1.6 million advanced by the Company on behalf of current and former directors and officers. The Company also incurred stock-based compensation charges of approximately $6.7 million in 2003 ($nil in 2002). These costs were incurred as a result of modifications made to options granted to individuals that lengthened the period of time that their options would be exercisable after their employment with the Company was terminated and the impact of repriced options. See Note 16 to the consolidated financial statements.

LIQUIDITY AND CAPITAL RESOURCES

      Hollinger International Inc. is a holding company and its assets consist primarily of investments in its subsidiaries and affiliated companies. As a result, the Company's ability to meet its future financial obligations is dependent upon the availability of cash flows from its subsidiaries through dividends, intercompany advances and other payments. Similarly, the Company's ability to pay dividends on its common stock may be limited as a result of its dependence upon the distribution of earnings of its subsidiaries and affiliated companies. The Company's subsidiaries and affiliated companies are under no obligation to pay dividends and may be subject to or become subject to statutory restrictions and restrictions in debt agreements that limit their ability to pay dividends or repatriate funds to the United States. The Company's right to participate in the distribution of assets of any subsidiary or affiliated company upon its liquidation or reorganization will be subject to the prior claims of the creditors of such subsidiary or affiliated company, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary or affiliated company.

      With the sale of the Telegraph Group, the Company is heavily dependent upon the Chicago Group for cash flow. That cash flow in turn is dependent on the Chicago Group's ability to sell advertising in its market. The Company's cash flow is expected to continue to be cyclical, reflecting changes in economic conditions.

      The Company believes it has sufficient liquidity to meet its financial obligations for the foreseeable future with liquidity available from cash on hand, the sale of assets, operating cash flows and debt financing.

      Using proceeds from the sale of the Telegraph Group on July 30, 2004, the Company fully repaid and cancelled its Senior Credit Facility and purchased and retired substantially all of its 9% Senior Notes through a tender offer and consent solicitation. All but $9.4 million of the $300.0 million in principal amount of the 9% Senior Notes were purchased through the tender and all covenants were removed from the untendered notes. During September 2004, the Company purchased in the open market and retired an additional $3.4 million in principal amount of the 9%

Senior Notes. In addition, the Company repaid the remaining $5.1 million on its 8.625% Senior Notes, due 2005, upon their maturity in March 2005.

      The following table summarizes the Company's cash and debt positions as of the dates indicated:

                                                    DECEMBER 31,    DECEMBER 31,
                                                        2004            2003
                                                      --------       --------
                                                          (IN THOUSANDS)
Cash and cash equivalents ........................    $395,926       $ 66,589
Short-term investments ...........................     532,050         19,400
                                                      --------       --------
Total cash and short-term investments ............    $927,976       $ 85,989
                                                      ========       ========

8.625% Senior Notes, matured on March 15, 2005 ...    $  5,082       $
5,082 9% Senior Notes due 2010 ...................       6,000
300,000 Other debt ...............................       3,276          5,117
                                                      --------       --------
Total debt .......................................    $ 14,358       $310,199
                                                      ========       ========

      Certain recent actions and activities underway or under consideration have reduced or could reduce the Company's cash position as compared to the cash position as of December 31, 2004. On December 16, 2004, the Board of Directors declared a special dividend of $2.50 per share in an aggregate amount of approximately $226.7 million, which was paid on January 18, 2005. On January 27, 2005, the Board of Directors declared a second special dividend of $3.00 per share, which was paid on March 1, 2005 in an aggregate amount of approximately $272.0 million. The Board of Directors believes that following the special dividends, the Company has sufficient liquidity to fund its operations and obligations and to avail itself of strategic opportunities. In May 2005, Hollinger L.P. declared a special dividend of approximately $91.8 million to its unitholders largely from the proceeds of the CanWest Exchange Offer. See Note 5 to the consolidated financial statements. Approximately 13% (or $12.0 million) of this dividend was paid to the minority unitholders. The Company may attempt to purchase the remaining $6.0 million in principal amount of the 9% Senior Notes.

      The Company also recognizes that there may be significant cash requirements in the future regarding certain currently unresolved tax issues (both U.S. and foreign). The Company has recorded accruals to cover contingent liabilities for income taxes, which are presented as other tax liabilities classified as follows in the Company's Consolidated Balance Sheets (see Note 20 to the consolidated financial statements):

                                                 DECEMBER 31,     DECEMBER 31,
                                                    2004             2003
                                                        (IN THOUSANDS)
Classified as current liabilities ............    $518,300         $461,089
Classified as non-current liabilities ........     349,228          301,896
                                                  --------         --------
                                                  $867,528         $762,985
                                                  ========         ========

      Current tax liabilities at December 31, 2004 ($689.7 million) as compared to December 31, 2003 ($462.6 million after restatement - See Note 2 to the consolidated financial statements) increased primarily as a result of taxes on the gain related to the sale of the Telegraph Group ($172.0 million as current and $25.0 million as deferred). Internal Revenue Code Section 965 ("Section 965"), enacted as part of the American Jobs Creation Act of 2004 in October 2004, allows U.S. companies to repatriate earnings from their foreign subsidiaries at a reduced tax rate. Section 965 provides that U.S. companies may elect, for one tax year, an 85% dividends received deduction for eligible dividends from their foreign subsidiaries. Repatriated funds must be invested by the company in the United States pursuant to a domestic reinvestment plan approved by company management before the funds are repatriated.

      Pursuant to this legislation, in November 2004, the Company's management approved a domestic reinvestment plan and received a dividend from its U.K. subsidiary of $100.0 million. Accordingly, the Company recognized a benefit of approximately $19.0 million in 2004 as a result of this legislation. The Section 965 benefit is included in "Gain from disposal of business segments" in the Consolidated Statement of Operations for the year ended December 31, 2004. In March 2005, the Company paid approximately $180.0 million in estimated U.S. Federal income taxes largely representing the current liability recorded related to the sale of the Telegraph Group less the Section 965 benefit.

      A substantial portion of the accruals to cover contingent liabilities for income taxes relate to the tax treatment of gains on the sale of a portion of the Company's non-U.S. operations. Strategies have been and may be implemented that may also defer and/or reduce these taxes, but the effects of these strategies have not been reflected in the consolidated financial statements. The accruals to cover contingent tax liabilities also relate to management fees, "non-competition" payments and other items that have been deducted in arriving at taxable income, which deductions may be disallowed by taxing authorities. If those deductions were to be disallowed, the Company would be required to pay additional taxes and interest since the dates such taxes would have been paid had the deductions not been taken, and it may be subject to penalties. The timing and amounts of any payments the Company may be required to make are uncertain.

      As discussed under "Item 3 -- Legal Proceedings", the Company is currently involved in several legal actions as both plaintiff and defendant. These actions are in various stages and it is not yet possible to determine their ultimate outcome. At this time, the Company cannot estimate the impact these actions and the related legal fees may have on its future cash requirements.

      Discussions are underway for a new credit facility to be used for general corporate purposes and to provide continued liquidity. Based on responses to date and historical access to bank and bond markets, the Company expects that it can complete a financing to meet its needs in the event those needs exceed currently available liquidity.

   CASH FLOWS

      Cash flows used in continuing operating activities were $20.1 million for 2004, compared with $44.7 million provided by continuing operating activities in 2003, a decline of $64.9 million. The comparison of operating cash flows between years is affected by several key factors. The net loss from continuing operations has increased by $74.7 million from $89.2 million in 2003 to $163.9 million in 2004. Other significant variances in operating cash flow items between years were related to levels of non-cash write-downs and non-operating inflows of cash related to foreign currency gains in respect of the Participation Trust and the sale of investments and property, plant and equipment and to non-cash provisions for deferred income taxes and other tax liabilities. In addition, premiums on debt extinguishments, included in loss from continuing operations but presented in financing activities increased by $31.0 million. Other than the above items, the variance was largely attributable to changes in the timing of cash payments of payables and accruals and income taxes payable.

      Working capital consists of current assets less current liabilities. At December 31, 2004, working capital deficiency, excluding debt obligations and escrow deposits and restricted cash was $34.5 million compared to a deficiency of $368.5 million (excluding discontinued operations) at December 31, 2003. Current assets, excluding escrow funds and restricted cash, were $1,118.3 million at December 31, 2004 and $306.7 million at December 31, 2003. Current liabilities, excluding debt obligations, were $1,152.8 million at December 31, 2004, compared with $675.2 million at December 31, 2003. The improvement is primarily due to proceeds received from the sale of the Telegraph Group, less amounts used to repay indebtedness.

      Cash flows provided by investing activities in 2004 were $887.3 million compared with cash flows used in investing activities of $22.6 million in 2003. The improvement in cash provided by investing activities is primarily the result of net proceeds the Company received in 2004 from the sale of the Telegraph Group of $1,191.2 million, the dissolution of the Participation Trust of $133.6 million and $70.7 million in proceeds from the sale of the Trump joint venture. Purchases of property, plant and equipment and investments and other non-current assets in 2004 approximated amounts in 2003. The Company invested approximately $512.6 million in short-term investments from the proceeds of the sale of the Telegraph Group in 2004. The Company has incurred capital expenditures of approximately $17.6 million through December 31, 2004 in relation to the relocation of the offices of the Chicago Sun-Times. See "Capital Expenditures."

      Cash flows used in financing activities were $295.7 million in 2004 and $64.2 million in 2003. The cash used in financing activities primarily reflects the repayment of long-term debt, somewhat offset by issuance of equity related to option exercises and restitution receipts from former officers and directors received in 2004. During 2003, the Company repaid $524.6 million of its 9.25% Senior Subordinated Notes due in 2006 and 2007, including early redemption premiums. These notes were classified as current at December 31, 2002 and repaid with some of the proceeds which were held in escrow at December 31, 2002, from the issuance of debt. Most proceeds from the issuance of the 9% Senior Notes and drawings under the Senior Credit Facility were held in escrow at December 31, 2002. The Company's regular dividend payments in 2004 remained at a level similar to 2003.

   DEBT

      Long-term debt, including the current portion, was $14.4 million at December 31, 2004 compared with $310.2 million at December 31, 2003. During 2004, the Company retired approximately $294.0 million of the 9% Senior Notes and reduced other debt by $1.8 million. During 2003, the Company retired $504.9 million principal amount of the 9.25% Senior Subordinated Notes due in 2006 and 2007 and reduced other debt by $3.1 million.

      As discussed earlier, the Company completed its sale of the Telegraph Group on July 30, 2004 and received net proceeds of approximately $1,192.2 million. The Company used approximately $213.4 million of these proceeds to fully repay and cancel the Company's Senior Credit Facility reflected in "Non-current liabilities of operations to be disposed of" in the Consolidated Balance Sheet at December 31, 2003.

      In June 2004, the Company made a tender (as amended in July 2004) for the retirement of the 9% Senior Notes. The tender offer closed on July 30, 2004, at which point approximately 97% of the 9% Senior Notes were tendered for early retirement and the covenants were removed from the 9% Senior Notes that remained outstanding. The Company retired approximately $290.6 million in principal of the 9% Senior Notes and incurred costs of approximately $59.9 million related to premiums to retire the debt, derivative cancellation costs and other fees. During September 2004, the Company purchased another $3.4 million in principal amount of the 9% Senior Notes on the open market and retired them for a total cost (principal, premium and fees) of approximately $3.9 million.

   LEASES

      The Company is party to several leases for facilities and equipment. These leases are primarily operating leases in nature. In 2004, the Company entered into a new 15-year operating lease related to the relocation of the offices of the Chicago Sun-Times. See " -- Capital Expenditures."

   CAPITAL EXPENDITURES

      The Chicago Group and the Canadian Newspaper Group have funded their recurring capital expenditures out of cash provided by their respective operating activities and anticipate that they will have sufficient cash flow to continue to do so for the foreseeable future. In 2004, the Chicago Sun-Times entered into a 15-year operating lease for new office space and incurred costs of approximately $17.6 million related to leasehold improvements and other capital expenditures through December 31, 2004. During 2004 and 2003, the Chicago Group capitalized approximately $8.2 million and $7.9 million, respectively, of telemarketing costs.

   DIVIDENDS AND OTHER COMMITMENTS

      See "Declaration of Special and Regular Dividends" under the caption "Significant Transactions in 2004". The Company expects its internal cash flow and cash on hand to be adequate to meet its foreseeable dividend expectations.

   OFF-BALANCE SHEET ARRANGEMENTS

   Hollinger Participation Trust

      On April 10, 2003, CanWest notified the Company of its intention to redeem Cdn.$265.0 million of the CanWest Debentures. On May 11, 2003, CanWest redeemed Cdn.$265.0 million principal amount of the CanWest Debentures plus interest accrued to the redemption date of Cdn.$8.8 million for a total of Cdn.$273.8 million ($197.2 million), of which Cdn.$246.6 million was payable to the Participation Trust. This amount, converted at the contractual fixed rate of $0.6482 for each Canadian dollar, totaled $159.8 million and was delivered to the Participation Trust on May 11, 2003. The balance of the proceeds of $37.4 million, less the amounts paid under a cross currency swap of $9.8 million, or $27.6 million, was retained by the Company in respect of its interest in the CanWest Debentures. Of the proceeds retained by the Company, approximately $16.7 million was restricted under the terms of the Participation Trust and unavailable for general corporate purposes until November 18, 2004, when the Participation Trust was unwound.

      The CanWest Exchange Offer resulted in the exchange of all outstanding Trust Notes issued by the Participation Trust and the dissolution of the Participation Trust. As a result, the Company's exposure to foreign exchange fluctuations under the Participation Trust was eliminated at that date. The Company was also relieved of the requirement to maintain cash on hand to satisfy needs of the Participation Trust, which removed the restrictions on the $16.7 million reflected as "Escrow deposits and restricted cash" on the Company's Consolidated Balance Sheets. See Note 4 to the consolidated financial statements.

      Derivatives -- The Company has historically used swap agreements to address currency and interest rate risks associated with its significant credit and debt agreements including the 9% Senior Notes. The Company marked-to-market the value of the swaps on a quarterly basis, with the gains or losses on currency swaps recorded as a component of "Other income (expense), net" and gains and losses on interest rate swaps recorded as a component of "Interest expense" in the Consolidated Statements of Operations. The fair value of these contracts and swaps was included in the Consolidated Balance Sheets in "Other liabilities" at December 31, 2003.

      As discussed under "Debt" above, the Company terminated the derivatives related to the 9% Senior Notes when this debt was substantially retired, using the proceeds from the sale of the Telegraph Group. The Company paid $10.5 million related to early termination of the derivatives on the 9% Senior Notes.

   COMMERCIAL COMMITMENTS AND CONTRACTUAL OBLIGATIONS

      In connection with the Company's insurance program, letters of credits are required to support certain projected workers' compensation obligations. At December 31, 2004, letters of credit in the amount of $4.9 million were outstanding.

      Set out below is a summary of the amounts due and committed under the Company's contractual cash obligations at December 31, 2004:


                                                                               DUE IN
                                                                              1 YEAR OR     DUE BETWEEN 1   DUE BETWEEN 3   DUE OVER
                                                                  TOTAL         LESS        AND 3 YEARS     AND 5 YEARS     5 YEARS
                                                                  -----         ----        -----------     -----------     -------

                                                                                                 (IN THOUSANDS)
Existing Senior and Senior Subordinated Notes (1) .......        $ 5,082        $ 5,082        $    --        $    --        $    --
9% Senior Notes (2) .....................................          6,000          6,000             --             --             --
Other long-term debt ....................................          3,276          1,223          2,012             41             --
Operating leases ........................................         66,877          5,459         12,280         10,514         38,624
                                                                 -------        -------        -------        -------        -------
Total contractual cash obligations ......................        $81,235        $17,764        $14,292        $10,555        $38,624
                                                                 =======        =======        =======        =======        =======

----------
(1)   These notes matured and were retired in March 2005.

(2) The Company intends to purchase the remaining principal of the 9% Senior Notes as they become available on the open market. Accordingly, the $6.0 million outstanding on the 9% Senior Notes has been reflected as "Current portion of long-term debt" in the accompanying Consolidated Balance Sheet at December 31, 2004.

      In addition to amounts committed under its contractual cash obligations, the Company also assumed a number of contingent obligations by way of guarantees and indemnities in relation to the conduct of its business and disposition of its assets. The Company is also involved in various matters in litigation. For more information on the Company's contingent obligations, see "Item 3 -- Legal Proceedings" and Note 23 to the consolidated financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

      In December 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 132, (revised), "Employers' Disclosures about Pensions and Other Postretirement Benefits -- an amendment of FASB Statements No. 87, 88, and 106" ("SFAS No. 132R"). This Statement retains the disclosures required by Statement 132, which standardized the disclosure requirements for pensions and other postretirement benefits to the extent practicable and required additional information on changes in the benefit obligations and fair values of plan assets. Additional disclosures have been added in response to concerns expressed by users of financial statements; those disclosures include information describing the types of plan assets, investment strategy, measurement dates, plan obligations, cash flows, and components of net periodic benefit cost recognized during interim periods.

      In December 2004, the FASB issued SFAS No. 123 (revised 2004) "Share-Based Payment" ("SFAS 123R"). SFAS 123R addresses the accounting for transactions in which an enterprise exchanges its equity instruments for employee services. It also addresses transactions in which an enterprise incurs liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of those equity instruments in exchange for employee services. For public entities, the cost of employee services received in exchange for equity instruments, including employee stock options, is to be measured on the grant-date fair value of those instruments. That cost is to be recognized as compensation expense over the service period, which would normally be the vesting period. SFAS 123R was to be effective as of the first interim or annual reporting period that begins after June 15, 2005. On April 14, 2005, the compliance date was changed by the SEC such that SFAS 123R is effective at the start of the next fiscal period beginning after June 15, 2005, which is January 1, 2006 for the Company. The Company has not yet determined the impact that SFAS 123R will have on its results of operations and expects to adopt SFAS 123R on January 1, 2006.